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                                  EXHIBIT 4.4

                                AMENDMENT NO. 3
                                       TO
                               ADAC LABORATORIES
                             1992 STOCK OPTION PLAN


         The 1992 Stock Option Plan of ADAC Laboratories (the "Plan") is hereby amended, effective immediately, as follows:

         1. Section 3, providing for the number of shares subject to the Plan, is hereby amended to provide that the maximum aggregate number of shares that may be optioned and sold under the Plan is 2,446,000 shares of Common Stock

         2. Section 5, entitled "Eligibility," is hereby amended to change the title to "Eligibility; Maximum Annual Limitation" and to add a new last sentence to the first paragraph as follows:

                          "The aggregate number of shares of Common Stock with respect to which Options may be granted to any one Optionee shall not exceed 300,000 shares in any calendar year, subject to adjustment in accordance with Section 11."

         3.      The first sentence of Section 4(a)(i), entitled
"Administration of the Plan -- (a) Appointment of Committee," is hereby amended as follows:

                          "(i) Before any Option under the Plan is granted to an Officer or Director of the Company, the Board shall appoint a Committee, comprised of at least two (2) members of the Board, each of whom shall be "disinterested," as that term is defined from time to time in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and, in addition, as may be further defined under Section 162
         (m) of the Internal Revenue Code of 1986."

         4. In all other respects the Plan is hereby ratified and confirmed.

         5. The amendments to the Plan herein set forth have been approved by the Board of Directors on November 2, 1994 and approved by the shareholders on March 1, 1995, and are effective as of such later date.

                                             By order of the Board of Directors:


                                             By  /s/ Stanley D. Czerwinski
                                                 ------------------------------
                                                     Stanley D. Czerwinski,
                                                     Chairman of the Board